Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

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LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation or Organization)

04-2664794
(IRS Employer Identification No.)

200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts                    02090
(Address of Principal Executive Offices) (Zip Code)

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LoJack Corporation
2003 Stock Incentive Plan
(Full Title of the Plan)

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Joseph F. Abely
President and Chief Operating Officer
LoJack Corporation
200 Lowder Brook Drive, Suite 1000
Westwood, Massachusetts 02090
(Name and Address of Agent For Service)
(781) 326-4700
(Telephone Number, Including Area Code, of Agent For Service)

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Copy to:
Michael A. Matzka, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share	1,000,000	$7.47	$7,470,000	$604.32

(1)

The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low prices reported on the Nasdaq National Market on December 15, 2003.

        Pursuant to Rule 429, the prospectus constituting a part of this Registration Statement also covers the shares of Common Stock previously registered under Registration No. 333-43670.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

        The documents containing the information required by these items will be given to employees participating in the LoJack Corporation 2003 Stock Incentive Plan (the “Plan”) and are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of the registration statement or as an exhibit thereto.

        Employees participating in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning us at: 200 Lowder Brook Drive, Suite 1000, Westwood, Massachusetts 02090, (781) 326-4700, Attention: Investor Relations. These documents are also incorporated by reference in the Section 10(a) prospectus.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents, which have been filed by LoJack Corporation (the “Company”) with the Commission, are incorporated by reference in and made a part of this registration statement:

(a)	The Company’s Form 10-K for the period ended December 31, 2002;
(b)

The Company’s Quarterly Report on Form 10-Q and Form 10-Q/A for the quarter ended March 31, 2003;

The Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 17, 2003;

The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003; and

(c)

The description of the Company’s common stock contained in the Company’s registration statement on Form 8-A filed January 19, 1983, and any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

        The validity of the shares offered hereby will be passed upon for the Company by Sullivan & Worcester LLP, Boston, Massachusetts. Thomas A. Wooters, Esq., an attorney formerly of counsel to, and formerly a member of, the firm of Sullivan & Worcester LLP, owned 7,795 shares and options for 90,000 shares of our common stock as of December 16, 2003. Mr. Wooters serves as Executive Vice President, General Counsel and Clerk for the Company and certain of the Company’s subsidiaries.

Item 6. Indemnification of Directors and Officers.

        Massachusetts Business Corporation Law provides that the Company may, and the Company’s Articles of Organization provide that the Company will, to the extent legally permissible, indemnify any person serving or who has served as an officer or a director of the Company against all liabilities and expenses reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while serving or thereafter, by reason of such person being or having been such an officer or a director if such person acted in good faith in the reasonable belief that such person’s action was in the best interests of the Company.

        The directors and officers of the Company are also insured against liabilities which they incur in their capacity as such under insurance policies of the Company.

Item 7. Exemption From Registration Claimed.

      Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Sullivan & Worcester LLP*
23.1	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1)*
23.2	Consent of Deloitte & Touche LLP*
24.1	Power of Attorney (included as part of the signature page of this registration statement)*
*Filed herewith.

Item 9. Undertakings.

(a)   The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                  (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Westwood, Commonwealth of Massachusetts, on this 18th day of December, 2003.

LOJACK CORPORATION By: /s/ Ronald J. Rossi Ronald J. Rossi Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

        Each of the undersigned officers and directors of LoJack Corporation hereby constitutes and appoints Ronald J. Rossi, Joseph F. Abely and Keith E. Farris, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Ronald J. Rossi Ronald J. Rossi	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 18, 2003
/s/ Joseph F. Abely Joseph F. Abely	President, Chief Operating Officer and Director	December 18, 2003
/s/ Robert J. Murray Robert J. Murray	Director	December 18, 2003
/s/ John H. MacKinnon John H. MacKinnon	Director	December 18, 2003
Lee T. Sprague	Director	December __, 2003
/s/ Larry C. Renfro Larry C. Renfro	Director	December 18, 2003
/s/ Harvey Rosenthal Harvey Rosenthal	Director	December 18, 2003
/s/ Robert C. Rewey Robert L. Rewey	Director	December 18, 2003
/s/ Keith Farris Keith E. Farris	Vice President (Finance) and Chief Financial Officer (principal financial and accounting officer)	December 18, 2003